Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC UPDATES PLANS FOR EUROPEAN MANUFACTURING OPTIMIZATION

Fort Wayne, Indiana - December 3, 2014 - On July 1, 2014, Franklin Electric Co., Inc. (NASDAQ:FELE) announced a plan to close its Wittlich, Germany manufacturing facility and complete other asset write-offs, miscellaneous realignments and fixed costs reductions in other European based business units and facilities.  As part of this action, the Company will transfer the existing Wittlich manufacturing activity primarily to its Brno, Czech Republic facility. The Company had initially estimated the costs of this action to be between $13.2 million and $14.0 million.

The Company now estimates the pretax charge for these actions to be approximately $19.4 million. The charges, which include severance expenses, professional service fees, asset write-offs, and temporarily leased facilities costs, began in the third quarter of 2014 and are now projected to conclude by the end of 2015, with the majority of charges to be incurred prior to the end of the second quarter 2015. The increase in estimated costs is entirely due to higher payments for severance and other employee separation costs. Approximately ten percent of these charges will be non-cash.

Finally, the Company estimates these charges will have a payback period of approximately 5 years, mostly as a result of direct labor and facility savings.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K/A for the fiscal year ending December 28, 2013, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.